Exhibit 10.4

AMENDMENT TO
2004 RESTRICTED STOCK RIGHT
AWARD AGREEMENT

This Amendment to 2004 Restricted Stock Right Award Agreement (this “Amendment”) is entered into as of February 26, 2007, by and between eFunds Corporation, a Delaware corporation (the “Company”), and Paul F. Walsh (the “Executive”).

WHEREAS, the parties hereto previously entered into that certain 2004 Restricted Stock Right Award Agreement dated as of November 3, 2004 (the “Agreement”);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Company and the Executive hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2. Section 1(b) of the Agreement is hereby amended to read as follows:

“(b) Subject to the acceleration and forfeiture provisions set forth below, 50% of the Restricted Stock Right shall vest on the fifth anniversary of the Award Date and 12-1/2% shall vest on each of the sixth, seventh, eighth and ninth anniversaries of the Award Date. Any unvested portion of the Restricted Stock Right shall be immediately forfeited and Recipient shall retain no residual rights therein whatsoever if Recipient’s employment with or services to the Company and its Affiliates shall be terminated for any reason other than a “Qualifying Termination.” As used herein, a “Qualifying Termination” shall mean a “Retirement” (as such term is defined in that certain Retention Agreement, dated as of February 26, 2007 (the “Retention Agreement”), between Recipient and the Company) or any other termination of the Recipient’s employment with the Company under the Retention Agreement other than a termination of employment described in Section 3(b) of the Retention Agreement. In the event Recipient’s employment with or services to the Company or its Affiliates shall be terminated under circumstances constituting a Qualified Termination, any unvested portion of the Restricted Stock Right shall vest on the date of such Termination. The vested portion of the Restricted Stock Right shall be converted into Shares six months after the date of the termination of the Recipient’s employment with the Company and its Affiliates.

3. Section 7 of the Agreement is amended and restated in its entirely as follows: “Section 7. Intentionally Omitted.”

4. Continuing Effectiveness of Agreement. Except as expressly provided herein to the contrary, the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

5. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

eFunds Corporation	Executive	Executive

By:/s/ Laura DeCespedes Its: EVP, Human Resources	/s/ Paul F. Walsh Paul F. Walsh